    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2001
                                          REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                            ------------------------
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            STUDENT ADVANTAGE, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

                       DELAWARE                                                04-3263743
   (State or other jurisdiction of incorporation or               (I.R.S. Employer Identification No.)
                      organization)

                               280 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210
                                 (617) 912-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                             RAYMOND V. SOZZI, JR.
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            STUDENT ADVANTAGE, INC.
                               280 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210
                                 (617) 912-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                              MARK G. BORDEN, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                              TEL: (617) 526-6000
                              FAX: (617) 526-5000

    Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [ ] 333-           .
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ] 333-           .
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
                                              AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
    TITLE OF SHARES TO BE REGISTERED           REGISTERED              SHARE(1)               PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share.................................      3,000,000(2)             $3.4375              $10,312,500            $2,578.13
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

---------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on January 10, 2001.
(2) Consists of (i) 800,000 shares and 1,200,000 shares of Common Stock of Student Advantage, Inc. (the "Company") acquired by At Home Corporation ("Excite") and John Hancock Small Cap Value Fund ("Hancock"), respectively, pursuant to Securities Purchase Agreements, each dated October 27, 2000, by and between the Company and each of Excite and Hancock, and (ii) 400,000 shares and 600,000 shares of Common Stock of the Company issuable to Excite and Hancock, respectively, upon exercise of Common Stock Purchase Warrants, each dated October 27, 2000, by and between the Company and each of Excite and Hancock.
                            ------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                [SUBJECT TO COMPLETION, DATED JANUARY 16, 2001]

PROSPECTUS

                            STUDENT ADVANTAGE, INC.

                        3,000,000 SHARES OF COMMON STOCK

                            ------------------------

     This prospectus relates to resales of shares of common stock previously issued by Student Advantage to At Home Corporation and John Hancock Small Cap Value Fund in a private placement and resales of shares of common stock expected to be issued by Student Advantage upon the exercise of warrants issued to At Home Corporation and John Hancock Small Cap Value Fund in that private placement.

     We will not receive any proceeds from the sale of the shares. However, to that extent warrants are exercised through payment of the purchase price in cash (rather than a cashless exercise), we will receive the proceeds from such exercise.

     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     Our common stock is traded on the Nasdaq National Market under the symbol "STAD." On January 10, 2001, the closing sale price of the common stock on Nasdaq was $3.5625 per share.

                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this prospectus is             , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
The Offering................................................    3
Risk Factors................................................    4
Special Note Regarding Forward-Looking Information..........   13
Use Of Proceeds.............................................   14
Selling Stockholders........................................   14
Plan Of Distribution........................................   15
Legal Matters...............................................   16
Experts.....................................................   16
Where You Can Find More Information.........................   16
Incorporation Of Certain Documents By Reference.............   16

     Student Advantage's executive offices are located at 280 Summer Street, Boston, Massachusetts 02210, our telephone number is (617) 912-2000 and our internet address is www.studentadvantage.com. The information on our internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Student Advantage," "we," "us," and "our" refer to Student Advantage, Inc. and its subsidiaries.

     "Student Advantage", "FANSonly", "CollegeClub", "SA Cash", "eStudentLoan" and "ScholarAid" are our registered trademarks.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                               STUDENT ADVANTAGE

     Student Advantage is dedicated to serving the needs of college students and the businesses and universities that serve them, primarily through its leading membership program and network of web sites. We provide college students with discounts on a broad range of products and services nationwide through the Student Advantage membership program, as well as our network of web sites and magazine. Through our FANSonly Network, FANSonly.com, we provide sports fans with comprehensive on-line information and analysis on college sports. We also offer marketing services to businesses seeking to communicate effectively with the college student market.

     We began operations in 1992 as a sole proprietorship, converted to a general partnership in 1995, converted to a limited liability company in 1996 and were incorporated in the State of Delaware on October 20, 1998.

                                  THE OFFERING

Common Stock offered by selling
stockholders........................     3,000,000 shares

Use of proceeds.....................     Student Advantage will not receive any
                                         proceeds from the sale of shares in
                                         this offering. However, we may receive
                                         proceeds from the exercise of warrants
                                         issued to the selling stockholders
                                         through payment of the purchase price
                                         in cash, rather than through a cashless
                                         exercise.

Nasdaq National Market symbol.......     STAD

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

WE HAVE EXPERIENCED LOSSES IN THE PAST AND EXPECT FUTURE LOSSES

     We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We incurred net losses of $10.5 million in 1998, $19.6 million in 1999, and $16.2 million in the first nine months of 2000. As of September 30, 2000, our accumulated deficit was $60.3 million. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenue to achieve and maintain profitability.

     We cannot assure you that we will achieve sufficient revenue for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue grows more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.

WE HAVE A LIMITED OPERATING HISTORY AND MAY FACE DIFFICULTIES ENCOUNTERED BY EARLY STAGE COMPANIES IMPLEMENTING AN ON-LINE AND OFF-LINE STRATEGY

     We have a limited operating history on which an investor can evaluate our business. Our operations began in 1992. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies implementing an on-line and off-line strategy. These risks include, without limitation, our possible inability to:

     -  sustain historical revenue growth rates,

     -  generate sufficient revenue to achieve and maintain profitability,

     -  implement our business model,

     - maintain the satisfaction of our members and users, and our university and corporate partners,

     - introduce new and enhanced web and off-line content, products and services, and

     -  respond to competitive developments.

     If we do not successfully manage these risks, our business, results of operations and financial condition will be materially adversely affected. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

OUR ABILITY TO GENERATE SIGNIFICANT REVENUES AND PROFITS FROM CERTAIN ESTABLISHED AND NEW PRODUCTS AND SERVICES IS UNCERTAIN

     Our business model depends in part on increasing the amount of revenues and profits derived from certain established and new products and services. Our ability to generate significant revenues and profits from these products and services will depend, in part, on our ability to achieve a significant presence in university and college communities, and to generate sufficient user traffic and transactional volume from students with demographic characteristics attractive to our business partners. There is intense competition among offerors of alternative payment methods, including stored-value cards, debit card and credit cards, and among web sites that sell on-line advertising. It is difficult for us to project future levels of transaction-related and advertising revenues and profits.

WE MAY NOT SUCCESSFULLY IMPLEMENT OUR INTERNET STRATEGY

     In order to successfully implement our internet strategy, we must:

     - establish our network of web sites as the primary vehicle for delivery of our internet products and services, including member registration and renewal, information regarding national and local sponsors, and customer service,

     - expand our network of web sites to include more content and services for students and encourage our members to use the sites so that they become more attractive for advertisers, and

     -  establish our network of web sites as an effective e-commerce platform.

     In addition, with respect to collegeclub.com, we rely mostly on our users to generate content that is attractive and pertinent to develop and maintain the web site. A decline in engaging member-generated content could make collegeclub.com and our other web sites less attractive. We cannot guarantee that internet users will maintain interest in our network of web sites. A decline in membership or usage of our network of web sites would decrease revenue. Our failure to successfully implement our internet strategy could have a material adverse effect on our business.

WE ARE DEPENDENT UPON AT&T FOR A LARGE PERCENTAGE OF OUR REVENUE AND WE EXPECT THAT REVENUE TO DECLINE

     Since February 1, 1997, we have had a relationship with AT&T through which AT&T has paid us for a variety of goods and services, including memberships provided free to students with an AT&T calling card and marketing services. In June of 2000, we restructured the agreements with AT&T, through which AT&T will pay us for a variety of goods and services, including those under the old agreements, as well as on-line and off-line media placements and new marketing services.

     In 1998, we derived $11.8 million, or 61%, of our total revenue from AT&T. In 1999, we derived $15.2 million, or 55%, of our total revenue from AT&T. In the first nine months of 2000, we derived $13.6 million, or 39%, of our total revenue from AT&T. During both the 1998-1999 academic year and the 1999-2000 academic year, almost all of our members received their Student Advantage memberships at no charge from AT&T by either electing to apply for an AT&T calling card in connection with their Student Advantage membership or by receiving a free Student Advantage membership from AT&T. We obtained these members as a result of AT&T's distribution of free Student Advantage memberships to students who enrolled for an AT&T telecommunications service. Under the restructured agreement, AT&T has a commitment to purchase 900,000 memberships for the 2000-2001 academic year, of which approximately 206,000 had been purchased as of September 30, 2000. AT&T is not required to purchase a minimum number of memberships under the restructured agreement after the 2000-2001 academic year. In addition, to date a significant portion of our commerce revenue has been attributable to fees that we earned from AT&T for obtaining completed calling card applications from students. While we do not expect to earn any fees for the acquisition of AT&T calling card customers in future quarters, the restructured agreement allows us to earn fees for acquiring customers for certain other AT&T products. Under the restructured AT&T agreement, there can be no assurance that we will be successful in maintaining or expanding our membership base and/or the level of our commerce revenue, and we expect that revenue from AT&T will decline in both absolute terms and as a percentage of revenue in future quarters.

     Our new agreement with AT&T is due to expire in June 2003; however, AT&T may terminate the agreement effective June 1, 2001. There are no guaranteed revenues or membership commitments after September 30, 2001. The termination or restructuring of our relationship with AT&T could have a material adverse effect on our business.

OUR RELATIONSHIP WITH AT&T COULD HINDER OUR ABILITY TO ATTRACT ADDITIONAL
SPONSORS

     Our agreement with AT&T prevents us from including companies that promote goods and services competitive to AT&T in our AT&T/Student Advantage Membership Program. Our agreement with

AT&T also provides that AT&T will be the sole provider of free Student Advantage Program memberships to college students in connection with the promotion of a telecommunications product competitive with AT&T. Our relationship with AT&T could hinder our ability to attract additional national sponsors for the card program, particularly sponsors who distribute or promote telecommunications products.

OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH MAY AFFECT OUR REVENUES AND OPERATING RESULTS

     We tend to sell most of our memberships in the beginning of the fall and winter academic terms. All of these memberships expire on August 31 of each year. Because the aggregate number of memberships within a school year increases as new members are added beginning on September 1, and we recognize revenue from memberships ratably over the period from the time of subscription until the end of our membership year, our subscription revenue will typically be higher in the first and second quarters than in the fourth quarter of each fiscal year. It is difficult to determine how the third quarter will typically compare, since it includes two calendar months from the end of a membership year and the first month of the subsequent membership year. Our limited operating history and rapid growth make it difficult for us to more fully assess the impact of seasonal factors on our business.

TO EXPAND OUR BUSINESS, WE MAY NEED ADDITIONAL CAPITAL, AND THE FUTURE FUNDING OF THESE CAPITAL NEEDS IS UNCERTAIN

     We require substantial working capital to fund our business. We may require additional financing if capital requirements vary materially from those currently planned.

     Additional funds raised through the issuance of equity securities may have the following negative effects on the then current common stockholders:

     -  dilution in percentage of ownership in Student Advantage, and

     - the rights, preferences or privileges of the new security holders may be senior to those of the common stockholders.

     Additional financing may not be available when needed on terms favorable to us or at all. Our $2.75 million bank line of credit and equipment lease credit facility expired according to its term on August 31, 2000, and the financing commitment obtained from Fleet National Bank on August 18, 2000 for a $10 million credit facility expired in accordance with its terms. We are currently negotiating for a new credit facility. Our failure to raise additional funds, if needed, or secure a new credit facility may result in our inability to:

     -  develop or enhance our services,

     -  take advantage of future opportunities, or

     -  respond to competitive pressures.

A LIMITED NUMBER OF CUSTOMERS REPRESENT A SIGNIFICANT PERCENTAGE OF OUR REVENUE

     A limited number of customers currently account for a significant percentage of our total revenues. In the first nine months of 2000, two customers accounted for 56% of total revenues. We expect a limited number of customers to continue to account for a significant percentage of total revenues in the future and we believe that we must continue to acquire additional customers to be successful. The loss of any one of these customers could have a material adverse effect on our business.

     While we anticipate that revenues from these limited number of customers will decline as a percentage of total revenues, we expect that a limited number of customers will continue to represent a significant percentage of our total revenues.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE NOT INDICATIVE OF FUTURE PERFORMANCE AND ARE DIFFICULT TO FORECAST

     In addition to the seasonal fluctuations described above, our revenues and operating results may vary from quarter to quarter for a variety of other reasons, such as the timing of revenues from corporate sponsors or non-recurring revenues or charges.

     You should not rely on quarter-to-quarter comparisons of our operating results for any particular quarter as indicative of our future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock might fall.

OUR OPERATING RESULTS DEPEND ON ENROLLING NEW MEMBERS EVERY YEAR

     A significant portion of our revenue is derived from our membership program. Members must join our program each year. A significant percentage of our members graduate each year and, therefore, do not renew their memberships. Our revenue growth is highly dependent upon our ability to market the value of our membership to college students and to retain members on a yearly basis. To date, we have not maintained sufficient data to determine the specific number of members who renew on a yearly basis. A failure to acquire new members or renew current members could have a material adverse effect on our business.

OUR OPERATING RESULTS DEPEND ON OUR ABILITY TO MAINTAIN AND INCREASE BUSINESS ALLIANCES AND UNIVERSITY RELATIONSHIPS

     We are dependent upon our sponsors, both national and local, to provide our members with discounts on their products and services. We are also dependent on maintaining college and university relationships to market and sell our products and services. Our ability to maintain these alliances and relationships and to develop new alliances and relationships is critical to our ability to maintain our members. A failure to acquire or maintain alliances and relationships with colleges and universities could have a material adverse effect on our business. In addition, our agreements with a number of our sponsors preclude us from entering into similar arrangements with their competitors. This restriction may prevent us in some cases from offering attractive additional discounts to our members.

COLLEGES AND UNIVERSITIES ARE INCREASINGLY RELUCTANT TO PERMIT BUSINESSES TO MARKET PRODUCTS AND SERVICES ON CAMPUS

     Colleges and universities are becoming increasingly wary of businesses which market products and services to their students. Many colleges and universities are seeking to decrease or eliminate such marketing. In particular, colleges and universities are concerned that many students have incurred substantial levels of credit card debt. As a result, colleges and universities often attempt to prevent credit card companies and other companies that offer credit from marketing to their students. We are sometimes mistaken for a credit card company because we give students a plastic card and a unique identification number to represent their membership, and because we participate in the issuance by universities of a stored-value card used in conjunction with student ID cards (SA Cash). This sometimes makes it difficult for us to gain access to college and university students, and we have been denied access to certain college and university campuses. To date, we have not maintained sufficient data to determine the specific number of colleges and universities which have denied us access to their campuses. Any inability to directly contact students on campus could have a material adverse effect on our business.

WE FACE SIGNIFICANT COMPETITION ON THE INTERNET, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

     The market for online users and advertisers on the internet is rapidly evolving. Competition for members, visitors, sponsors and merchants is intense and is expected to increase over time. Barriers to entry are relatively low. We compete for visitors, traffic, sponsors and online merchants with web directories, search engines, content sites, online service providers and traditional media companies. We also face competition from other companies maintaining web sites dedicated to college students as well as high-traffic web sites sponsored by companies such as AOL, CBS, Disney, Excite, Lycos, Microsoft, MTV, Time Warner and Yahoo!

     We also compete with other companies targeting the student population, such as:

     - publishers and distributors of traditional offline media, particularly those targeting college students, such as campus newspapers, other print media, television and radio; and

     - vendors of college student information, merchandise, products and services distributed through online and offline means, including retail stores, mail and schools.

     Increased competition from these and other sources could require us to respond to competitive pressures by establishing pricing, marketing and other programs or seeking out additional strategic alliances or acquisitions that may be less favorable to us than we could otherwise establish or obtain.

     Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. In addition, substantially all of our current advertising customers have established collaborative relationships with other high-traffic web sites. Our advertising customers might conclude that other internet businesses, such as search engines, commercial online services and sites that offer professional editorial content are more effective sites for advertising than we are. Moreover, we may be unable to maintain either the level of traffic on our web sites or a stable membership base, which would make our sites less attractive than those of our competitors.

     We believe that our ability to compete depends upon many factors, including the following:

     -  the market acceptance of our web sites and on-line services,

     -  the success of our brand building and sales and marketing efforts,

     - the performance, price and reliability of services developed by us or our competitors,

     -  the effectiveness of our customer service efforts,

     -  user affinity and loyalty,

     -  demographic focus,

     -  critical mass of users,

     - the ability of our competitors to maintain or establish cooperative relationships among themselves or with strategically aligned third parties, and

     -  the emergence of new competitors.

     We believe that the principal competitive factors in attracting and retaining sponsors and advertisers are:

     -  the amount of traffic on a web site,

     -  brand recognition,

     -  the demographics of a site's users,

     -  the ability to offer targeted audiences,

     -  the average duration of user visits, and

     -  cost-effectiveness.

OUR MEMBERSHIP PROGRAM EXPERIENCES SIGNIFICANT COMPETITION FROM OTHER MARKETING ACTIVITIES

     We compete for client marketing budget dollars with other marketing activities and, in particular, other forms of direct marketing activities, such as direct mail. In recent years, there have been significant advances in new forms of direct marketing, such as the development of interactive shopping and data collection through television, the internet and other media. Many industry experts predict that electronic interactive commerce, such as shopping and information exchange through the internet, will proliferate significantly in the foreseeable future. To the extent such proliferation occurs, it could have a material adverse effect on the demand for membership programs.

WE MAY BE UNABLE TO MAKE ATTRACTIVE ACQUISITIONS OR INTEGRATE ACQUIRED COMPANIES

     As part of our business strategy, we plan to continue to acquire or make investments in complementary businesses, products, services or technologies to increase our on-line traffic and obtain new technologies. However, we cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. If we buy a business, we could have difficulty in assimilating that company's personnel, operations, products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

     We have acquired several businesses; most recently we acquired substantially all of the assets of CollegeClub.com and certain of its affiliates. Achieving the anticipated benefits of these acquisitions will depend in part upon whether the integration of these businesses is accomplished in an efficient, effective and timely manner. In some cases, the difficulty associated with integrating these businesses may be increased by the necessity of coordinating geographically separated organizations. There can be no assurance that the anticipated benefits of these acquisitions will be achieved.

WE MAY BE UNABLE TO SUCCESSFULLY MANAGE CHANGES IN OUR BUSINESS

     We have experienced a period of significant growth. This growth has placed significant demands on our management and strains on our resources. Revenue increased from approximately $1.8 million in 1996 to $27.6 million in 1999, and to $35.3 million in the first nine months of 2000, as compared to $18.3 million in the first nine months of 1999. During that same time period, we increased from fewer than 50 to more than 425 employees.

     Our ability to manage changes in our business will depend on our ability to continue to enhance our operating, financial and management information systems. We cannot assure you that our personnel, systems and controls will be adequate to support our growth, if any. If we are unable to manage change effectively, maintain the quality of our products and services and retain key personnel, our operating results and financial condition could be significantly affected.

OUR MANAGEMENT TEAM HAS LIMITED EXPERIENCE IN RUNNING A PUBLIC COMPANY

     Our management team has had limited significant experience in a leadership role in a public company. We cannot assure you that the management team as currently configured will be able to continue to successfully lead a public company. The failure of the management team to continue to adequately handle this challenge could have a material adverse effect on our business.

WE MUST ATTRACT AND RETAIN KEY MANAGEMENT AND OTHER HIGHLY-QUALIFIED PERSONNEL IN A COMPETITIVE LABOR MARKET

     Our success depends largely upon the continued service of our executive officers, including Raymond V. Sozzi, Jr., our president and chief executive officer, and other key management and technical personnel, and our ability to continue to attract, retain and motivate other qualified personnel. Competition for such personnel is intense. We have experienced, and we expect to continue to experience in the future, difficulty in hiring highly skilled employees with the appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be adversely affected.

OUR SYSTEMS MAY FAIL OR EXPERIENCE A SLOWDOWN

     Substantially all of our communications hardware and certain of our other computer hardware operations are located at third-party locations such as Exodus Communications, Inc. in Waltham, Massachusetts. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our web site. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan, however we are developing a formal disaster recovery program.

     Our network of web sites must accommodate a high volume of traffic and deliver frequently updated information. Our web sites have in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. These types of occurrences could cause users to perceive our web sites as not functioning properly and therefore cause them to use another web site or other methods to obtain information.

     In addition, our users depend on internet service providers, on-line service providers and other web site operators for access to our network of web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

OUR NETWORKS MAY BE VULNERABLE TO UNAUTHORIZED ACCESS, COMPUTER VIRUSES AND OTHER DISRUPTIVE PROBLEMS

     A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Internet and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of internet users, current and former employees or others. Moreover, any well-publicized compromise of security could deter people from using the internet or from using it to conduct transactions that involve transmitting confidential information. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Although we intend to continue to implement industry-standard security measures, there can be no assurance that the measures we implement will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing web pages that deliver our content and services, any of which could harm our business, our financial condition and the results of our operations.

WE ARE DEPENDENT ON THIRD PARTIES FOR SOFTWARE, SYSTEMS AND RELATED SERVICES

     We are dependent on various third parties for software, systems and related services. For example, a third party provides warehousing, distribution, fulfillment, mail and data processing services for us. As a result, our ability to deliver various services to our users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to us.

     We have in the past and may in the future experience slower response times or delays in the processing of applications for students and the delivery of membership identification cards to our members. Many of these delays have been caused by third parties upon which we rely for fulfillment services. If we are unsuccessful in providing our members with membership identification cards or delivering products and services on a timely basis, our business may be adversely affected.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM THE INTERNET

     We may be subjected to claims for defamation, invasion of privacy, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our network of web sites or in our publications or the use of our academic search engine in the form of web crawling or framing. These types of claims have been brought, sometimes successfully, against on-line services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our network of web sites through links to other web sites or through content and materials that may be posted by members in chat rooms or bulletin boards including those located on the collegeclub.com web site acquired through our recent acquisition. Our insurance may not adequately protect us against these types of claims.

WE MAY LOSE MEMBERS AND OUR REPUTATION MAY SUFFER BECAUSE OF UNSOLICITED BULK E-MAIL OR SPAM

     Unsolicited bulk e-mail, or spam, and our attempts and others' attempts to control spam could harm our business and our reputation. To the extent our spam-blocking efforts are not effective, our systems may become unavailable or may suffer from reduced performance. Spam-blocking efforts by others may also result in others blocking our members' legitimate messages. Additionally, our reputation may be harmed if e-mail addresses with our domain names are used in this manner. Any of these events may cause members to become dissatisfied and discontinue their use of our network of web sites, including collegeclub.com.

CONSUMER PROTECTION PRIVACY CONCERNS AND REGULATIONS COULD IMPAIR OUR ABILITY TO OBTAIN AND USE INFORMATION ABOUT OUR USERS AND MAY SUBJECT US TO LITIGATION

     Our network of web sites captures information regarding our members and users in order to provide information to them, enable them to access the services offered on our web sites, tailor content to them or assist advertisers in targeting their advertising campaigns to particular demographic groups. However, privacy concerns may cause users to resist providing the personal data necessary to support this tailoring capability. Even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our network of web sites.

     Our network of web sites currently uses cookies to track demographic information and user preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, but is generally removable by the user. Germany has imposed laws limiting the use of cookies, and a number of internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. If these laws are passed, our business, financial condition and results of operations could be materially harmed.

     Legislative or regulatory requirements may heighten privacy concerns if businesses must notify internet users that the data may be used by marketing entities to direct product promotion and advertising to the user. The Federal Trade Commission and state agencies have been investigating various internet companies regarding their use of personal information. In 1998, the United States Congress enacted the Children's On-line Privacy Protection Act of 1998. We depend upon collecting personal information from our customers and the regulations promulgated under this act have made it more difficult for us to collect personal information from some of our customers. If third parties are able to penetrate our network security or otherwise misappropriate our users' personal information, we could be subject to liability. We could also be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. We could also be held responsible for disclosing personal information or images, such as our disclosing such information for unauthorized marketing purposes or for including it in our photo gallery and web cam section on collegeclub.com. These claims could result in litigation. In addition, we could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, our business, financial condition and results of operations could be materially harmed. We may also be subject to additional state and Federal banking regulations (Federal Reserve) in connection with the introduction of some of our new products such as SA Cash, eStudentLoan, and ScholarAid.

     Although we carry general liability insurance, this insurance may not be available to cover a particular claim or may be insufficient. Additionally, our user community on collegeclub.com exists in part because of our members' willingness to provide information about themselves. If claims, litigation, regulation or the acts of third parties reduce our members' willingness to share this information or our ability to use it, the attractiveness of the web site will decline, which would reduce our ability to generate revenue through the affected web site.

WE MAY BE SUBJECT TO LITIGATION WHICH COULD HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS

     Our industry has been the subject of substantial amounts of litigation regarding intellectual property and contractual rights. Consequently, there can be no assurance that third parties will not allege claims against us with respect to current or future trademarks, advertising or marketing strategies, business processes or other proprietary rights, or that we will counterclaim against any such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, diversion of management's attention, require us to redesign our products or advertising/marketing strategies or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our business, results of operations and financial condition. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.

WE MAY BE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the internet and intense competition in our industry exacerbates these market characteristics. To achieve our goals, we need to integrate effectively the various software programs and tools required to enhance and improve our product offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our products and services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective members and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes or comply with new regulations.

OUR INTELLECTUAL PROPERTY RIGHTS MAY BE VIOLATED OR SUBJECT TO LITIGATION AND WE MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

     We believe that protection of our patent, copyrights, service marks, trademarks, trade secrets, proprietary technology and similar intellectual property is important to the success of some of our services. We rely on the following mechanisms to protect such intellectual property:

     -  patent, trademark and copyright law,

     -  trade secret protection, and

     - confidentiality agreements with employees, customers, independent contractors, sponsors and others.

     Despite our best efforts, we cannot assure you that our intellectual property rights will not be infringed, violated or legally imitated. Failure to protect our intellectual property could have a material adverse effect on our business.

     We have been, and may be, sued or named as a defendant in the future for infringement of the trademark and other intellectual property rights of third parties. Any such proceedings or claims could have a material adverse effect on our business, financial condition and results of operations.

CERTAIN CURRENT STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK

     As of November 22, 2000, our executive officers, directors and affiliated entities, together beneficially own approximately 52% of our outstanding common stock. Therefore, these stockholders are able to control all matters requiring stockholder approval and, thereby, our management and affairs. Matters that typically require stockholder approval include:

     -  election of directors,

     -  merger or consolidation, and

     -  sale of substantially all of our assets.

     This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

OUR STOCK PRICE COULD BE EXTREMELY VOLATILE AND MAY RESULT IN LITIGATION AGAINST US

     The stock market has experienced significant price and volume fluctuations, and our market price has been in the past and could continue to be volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. Litigation could result in substantial costs and a diversion of management's attention and resources.

OUR CHARTER DOCUMENTS MAY INHIBIT A TAKEOVER

     Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. These provisions include, among others:

     -  the division of the Board of Directors into three separate classes,

     - the right of the Board to elect a director to fill a vacancy created by the expansion of the Board, and

     - the requirement that a special meeting of stockholders be called by the Chairman of the Board, President or Board of Directors.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders. However, we may receive proceeds from the exercise of warrants issued to the selling stockholders through payment of the purchase price in cash, rather than through a cashless exercise.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     We issued 2,000,000 shares of common stock covered by this prospectus in a private placement on October 27, 2000, and will issue the remaining 1,000,000 shares covered by this prospectus upon exercise of warrants issued in that private placement. The following table sets forth, to our knowledge, certain information about the selling stockholders as of December 22, 2000.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares. Shares of common stock issuable under warrants that are exercisable within 60 days after December 22, 2000 are deemed outstanding for computing the percentage ownership of the person holding the warrants but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                        SHARES OF COMMON STOCK                          SHARES OF COMMON STOCK
                                      BENEFICIALLY OWNED PRIOR TO                      TO BE BENEFICIALLY OWNED
                                             OFFERING (1)           NUMBER OF SHARES     AFTER OFFERING(1)(2)
                                      ---------------------------   OF COMMON STOCK    -------------------------
    NAME OF SELLING STOCKHOLDER         NUMBER        PERCENTAGE     BEING OFFERED      NUMBER       PERCENTAGE
    ---------------------------       -----------    ------------   ----------------   ---------    ------------
At Home Corporation.................   1,200,000         3.00%         1,200,000              0           --
John Hancock Small Cap Value Fund...   2,792,400         6.96%         1,800,000        992,400         2.51%

---------------

(1) The number of shares indicated as owned by At Home Corporation and John Hancock Small Cap Value Fund includes 400,000 shares and 600,000 shares, respectively, issuable upon the exercise of common stock purchase warrants issued to such selling stockholder in the private placement.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     -  in privately negotiated transactions; and

     -  in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) October 27, 2001.

                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                    EXPERTS

     The consolidated balance sheets of Student Advantage, Inc. as of December 31, 1998 and 1999 and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of CollegeClub.com, Inc. as of December 31, 1998 and 1999 and the consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 1999, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

     (1)  Our Annual Report on Form 10-K for the year ended December 31, 1999;

     (2)  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2000;

     (3)  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

     (4) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

     (5) Our Current Report on Form 8-K dated October 31, 2000, as amended by a Form 8-K/A filed on January 16, 2001;

     (6) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

     (7) The description of our common stock contained in our Registration Statement on Form 8-A dated May 24, 1999.

     You may request a copy of these documents, which will be provided to you at no cost, by writing or by telephoning us using the following contact information:

              Student Advantage, Inc.
              280 Summer Street
              Boston, MA 02210
              Attention: Investor Relations
              Telephone: (617) 912-2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Student Advantage, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............  $ 2,578.13
Legal fees and expenses.....................................  $15,000.00
Accounting fees and expenses................................  $13,000.00
Miscellaneous expenses......................................  $ 4,421.87
                                                              ----------
          Total Expenses....................................  $35,000.00
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Student Advantage has included such a provision in its Certificate of Incorporation.

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article EIGHTH of Student Advantage's Amended and Restated Certificate of Incorporation provides that no director of the Student Advantage shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of Student Advantage's Amended and Restated Certificate of Incorporation provides that a director or officer of Student Advantage (a) shall be indemnified by Student Advantage against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of Student Advantage) brought against him by virtue of his position as a director or officer of Student Advantage if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Student Advantage, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by Student Advantage against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of Student Advantage brought against him by virtue of his position as a director or officer of Student Advantage if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Student Advantage, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Student Advantage, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by Student Advantage against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Student Advantage, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless Student Advantage determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by Student Advantage that the director or officer did not meet the applicable standard of conduct required for indemnification, or if Student Advantage fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give Student Advantage notice of the action for which indemnity is sought and Student Advantage has the right to participate in such action or assume the defense thereof.

     Article NINTH of Student Advantage's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, Student Advantage must indemnify those persons to the fullest extent permitted by such law as so amended.

     Student Advantage has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in Student Advantage's Amended and Restated Certificate of Incorporation. These agreements, among other things, indemnify Student Advantage's directors and officers for certain expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement amounts, actually and reasonably incurred by any such person's services as a director or officer of Student Advantage or any other company or enterprise to which the person provides services at the request of Student Advantage, if such officer or director acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to the best interests of Student Advantage and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Student Advantage has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1     Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's
          Annual Report on Form 10-K for the year ended December 31,
          1999).
  4.2     By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Annual Report on Form
          10-K for the year ended December 31, 1999).
  5.1     Opinion of Hale and Dorr LLP.
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of PricewaterhouseCoopers LLP.
 23.3     Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
 24.1     Power of Attorney (See page II-5 of this Registration
          Statement).

ITEM 17.  UNDERTAKINGS.

     Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 16, 2001.

                                         STUDENT ADVANTAGE, INC.

                                         By:   /s/ RAYMOND V. SOZZI, JR.
                                            ------------------------------------
                                                   RAYMOND V. SOZZI, JR.
                                            Chairman of the Board, President and
                                                  Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of Student Advantage, Inc., hereby severally constitute and appoint Raymond V. Sozzi, Jr., Kenneth S. Goldman, and Mark G. Borden and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Student Advantage, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

             /s/ RAYMOND V. SOZZI, JR.               Chairman of the Board,          January 16, 2001
---------------------------------------------------    President and Chief
               RAYMOND V. SOZZI, JR.                   Executive Officer (Principal
                                                       Executive Officer)

              /s/ KENNETH S. GOLDMAN                 Executive Vice President,       January 16, 2001
---------------------------------------------------    Chief Financial Officer and
                KENNETH S. GOLDMAN                     Treasurer (Principal
                                                       Financial and Accounting
                                                       Officer)

               /s/ JOHN M. CONNOLLY                  Director                        January 16, 2001
---------------------------------------------------
                 JOHN M. CONNOLLY

               /s/ WILLIAM S. KAISER                 Director                        January 16, 2001
---------------------------------------------------
                 WILLIAM S. KAISER

                                                     Director                        January 16, 2001
---------------------------------------------------
                  JOHN S. KATZMAN

              /s/ MARC J. TURTLETAUB                 Director                        January 16, 2001
---------------------------------------------------
                MARC J. TURTLETAUB

               /s/ CHARLES E. YOUNG                  Director                        January 16, 2001
---------------------------------------------------
                 CHARLES E. YOUNG

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER                             DESCRIPTION
-------                             -----------
     4.1    Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's
            Annual Report on Form 10-K for the year ended December 31,
            1999).
     4.2    By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Annual Report on Form
            10-K for the year ended December 31, 1999).
     5.1    Opinion of Hale and Dorr LLP.
    23.1    Consent of PricewaterhouseCoopers LLP.
    23.2    Consent of PricewaterhouseCoopers LLP.
    23.3    Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
    24.1    Power of Attorney (See page II-5 of this Registration
            Statement).